DeVISSER GRAY LLP
CHARTERED ACCOUNTANTS

401-905 West Pender St
Vancouver BC V6C 1L6
t 604.687.5447
f 604.687.6737

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-170022) of Rare Element Resources Ltd. (the "Company") of our report dated September 23, 2011 with respect to the consolidated balance sheet of the Company as of June 30, 2011, and the consolidated statements of operations and comprehensive loss and cash flows of the Company for each of the years in the two-year period ended June 30, 2011, which reports appear in the Company's Annual Report on Form 10-K for the year ended June 30, 2012.

De Visser Gray LLP

CHARTERED ACCOUNTANTS
Vancouver, British Columbia

September 12, 2012